UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
December 18, 2009
Date of Report (Date of earliest event reported)
CARDIAC SCIENCE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51512	94-3300396

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, Washington		98021

(Address of Principal Executive Offices)		(Zip Code)
(425) 402-2000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 18, 2009, the Compensation Committee (the “Committee”) of our board of directors approved the 2010 compensation arrangements described below for David L. Marver, our President and Chief Executive Officer, Michael K. Matysik, our Senior Vice President and Chief Financial Officer, and the other executive officers who were named in the Summary Compensation Table of our 2009 Proxy Statement who remain employed by us: Robert W. Odell, Senior Vice President, Strategy, Design and Operations, and Kurt Lemvigh, Vice President, International. We refer to these officers in this filing as the “named executive officers.”
     These compensation arrangements were developed based on benchmarking data and best practices information provided by an independent outside compensation consultant retained by the Committee. The Committee believes these compensation arrangements are competitive with those of peer group companies identified with the assistance of the outside compensation consultant, and are strategically necessary to attract, incentivize and retain talented executive officers in an uncertain economic environment with challenging business issues faced by the Company. The Committee believes that the compensation arrangements appropriately align the interests of the named executive officers with those of our shareholders. These changes include generally increasing base salaries to the approximately 50th percentile of the peer group companies, revising target amounts and performance goals for our annual incentive program, introducing a three-year performance-vested restricted stock unit award program, and amending change in control and severance arrangements to reflect market conditions.
     2010 Base Salaries. Effective January 1, 2010, the Committee established new 2010 base salaries for the named executive officers (except for Mr. Lemvigh, whose salary was not adjusted), as follows:

Mr. Marver	$480,000
Mr. Matysik	310,000
Mr. Odell	305,000
     2010 Management Incentive Plan. The Committee approved a management incentive plan for 2010 (the “2010 MIP”) to motivate and reward members of management, including the named executive officers, based on the achievement of pre-approved company and individual performance goals. Mr. Lemvigh’s participation in the 2010 MIP is complemented by an annual incentive compensation plan under a sales incentive program, which was not adjusted. Executives are assigned a target and maximum potential incentive award based on a percentage of annual base salary. Actual incentive awards are determined by performance scores for Company performance criteria (weighted 85%) and individual performance criteria (weighted 15%). The Company performance score can range from threshold to target to 2X target, with pro-ration between levels. The Company performance criteria are based on the achievement of targeted budgeted revenue, which is weighted 50%, and targeted operating cash flow, which is weighted 50%. No bonuses will be paid based on Company performance unless threshold levels are achieved. The Committee or the board of directors may make adjustments to the Company performance criteria in light of unusual or unexpected items or circumstances that may otherwise affect the financial results of the Company, including acquisitions or divestitures, or any other circumstances the Committee or the board deems appropriate. The individual performance criteria and the determination of their achievement are determined by Mr. Marver for Messrs. Matysik, and Odell, and by the Committee for Mr. Marver. The portion of the 2010 MIP award based on individual criteria may be partially earned up to the target level, and may be paid whether or not the Company performance criteria are achieved. The target and maximum incentive awards as a percentage of annual base salary for each of the named executive officers listed below are as follows:

	Target	Maximum
Mr. Marver	100%	200%
Mr. Matysik	50%	100%
Mr. Odell	50%	100%
The 2010 MIP is subject to change in the sole discretion of the Committee or the board.

     2010 Long-Term Incentive. The Committee approved a long-term incentive program for 2010 for the executive officers, including the named executive officers, consisting of restricted stock unit awards that will vest at the end of a three-year period based on the achievement of the following performance criteria: (i) 50% based on specified 2010-2012 revenue compound annual growth rate (“CAGR”) as adjusted for acquisitions an divestitures, with no partial vesting for CAGR less than a threshold amount and (ii) 50% based on specified 2011-2012 combined operating cash flow (or suitable financing in place to fund operations beyond 2012) with certain adjustments for acquisitions and divestitures, with no vesting below target. The Committee may make adjustments to the awards in the event of significant unanticipated circumstances. Vesting of the awards may be accelerated in full or the performance criteria reset in the event of a change in control (as defined in the award agreement) or a sale of more than 50% of the business, and will be accelerated pro-rata if the company terminates the executive’s employment other than for cause. These long term incentive awards are conditioned on the executives signing agreements not to compete with the Company or a successor company during their employment with the Company or a successor company or for a one-year period after the termination of such employment. The Committee has approved the following numbers of performance-vested RSUs to be granted to each of the named executive officers effective on January 4, 2010:

Mr. Marver	215,000
Mr. Matysik	107,500
Mr. Odell	77,500
Mr. Lemvigh	22,500
In addition to the awards described above, the Committee on December 2, 2009 granted the named executive officers (other than Mr. Lemvigh) the following numbers of time-vested restricted stock units, which will vest annually over a four-year period:

Mr. Marver	75,000
Mr. Matysik	37,500
Mr. Odell	27,500
     Change in Control and Severance Arrangements. Each of the named executive officers has entered into an employment agreement that provides for severance benefits at differing levels based on the executive’s position. These agreements are designed to assist in the retention of the services of the executives and to determine in advance the rights and remedies of the parties in connection with certain terminations, including a termination in connection with or after a change in control. The Committee has approved the following amendments for the employment agreements of Messrs. Marver, Matysik and Odell.
•	The severance amounts payable if the Company terminates the executive’s employment without cause or the executive resigns for good reason in connection with or within 24 months after a change in control (as the terms cause, good reason and change in control are defined in the agreements) were increased to an amount equal to two years of base salary and target bonus for Mr. Marver and an amount equal to 18 months of base salary and target bonus for each of Messrs. Matysik and Odell.

•	A provision was added for the payment of severance if the Company terminates the executive’s employment without cause or the executive resigns for good reason not in connection with a change in control, as follows: an amount equal to 18 months of base salary for Mr. Marver and an amount equal to 12 months of base salary for each of Messrs. Matysik and Odell. In addition, the executive will be paid a pro-rata amount of his annual bonus earned through the date of termination and will receive Company-paid premiums for continuing health insurance for a time period equal to the shortest of (i) 18 months (Mr. Marver) or 12 months (Messrs. Matysik and Odell), (ii) the date COBRA continuation coverage terminates, and (iii) the date the executive obtains health coverage through another employer.

•	The full parachute excise tax gross-up provision was eliminated and replaced with a section providing that, in the event the executive becomes entitled to receive any payments or benefits that will be subject to the parachute excise tax imposed under Section 4999 of the Internal Revenue Code, such payments and benefits will be reduced if and to the extent that doing so results in a greater after-tax benefit to the executive than receiving the full amount of the payments and benefits.

•	A provision was added conditioning the change in control and severance benefits on the executives not competing with the Company or a successor company during their employment with the Company or a successor company or for a one year period after the termination of such employment.

Mr. Lemvigh’s employment agreement was not amended.
     Additional information regarding the compensation of the Company’s executive officers will be provided in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, which will be filed in April.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARDIAC SCIENCE CORPORATION
By:	/s/ Michael K. Matysik
Michael K. Matysik
Senior Vice President and Chief Financial Officer

Dated: December 23, 2009